Exhibit 4.4

EXECUTION VERSION

TELENET ADDITIONAL FACILITY F ACCESSION AGREEMENT

TERM LOAN F FACILITY

To:          Toronto Dominion (Texas) LLC as Facility Agent and KBC Bank NV as Security Agent

From:      The Telenet Additional Facility F Lenders (as defined below)

Date: 25 August 2009

TELENET BIDCO NV - €2,300,000,000 Credit Agreement
dated 1 August 2007, as amended from time to time (the Credit Agreement)

1.             In this Agreement:

Majority Term Loan F Facility Lenders means Telenet Additional Facility F Lenders, the aggregate of whose Term Loan F Facility Commitments exceeds two thirds of the aggregate of the Term Loan F Facility Commitments of all Telenet Additional Facility F Lenders.

Telenet Additional Facility F Lender means each of the lenders under Term Loan F Facility (as listed in Schedule 1 of the counterpart of this Agreement).

Term Loan C Facility means the €1,062,500,000 term loan facility made available under the Credit Agreement.

Term Loan C Facility Term means the Term which is current, at the Effective Date, in respect of the outstanding Loan under Term Loan C Facility.

Term Loan F Facility means the €979,237,142.35 term loan facility made available by the Telenet Additional Facility F Lenders under this Agreement.

Term Loan F Facility Commitment means, in relation to a Telenet Additional Facility F Lender, the amount in euros set opposite its name under the heading “Term Loan F Facility Commitment” in Schedule 1 to the counterpart of this Agreement executed by that Telenet Additional Facility F Lender, to the extent not cancelled, transferred, or reduced under the Credit Agreement.

Term Loan F Facility Loan means a euro denominated loan made to the Original Borrower by the Telenet Additional Facility F Lenders under Term Loan F Facility.

2.             Unless otherwise defined in this Agreement, terms defined in the Credit Agreement shall have the same meaning in this Agreement and a reference to a Clause is a reference to a Clause of the Credit Agreement.  The principles of construction set out in Clause 1.2 (Construction) of the Credit Agreement apply to this Agreement as though they were set out in full in this Agreement.

3.             We refer to Clause 2.7 (Telenet Additional Facility) of the Credit Agreement.

4.             This Agreement will take effect on the date on which the Facility Agent notifies the Company and the Telenet Additional Facility F Lenders that it has received the documents and evidence set out in Schedule 2 to this Agreement, in each case in form and substance satisfactory to it or, as the case may be, the requirement to provide any of such documents or evidence has been waived by the Majority Term Loan F Facility Lenders (the Effective Date).

5.             We, the Telenet Additional Facility F Lenders, agree:

(a)           to become party to and to be bound by the terms of the Credit Agreement as Lenders in accordance with Clause 2.7 (Telenet Additional Facility) of the Credit Agreement; and

(b)           to become party to the Intercreditor Agreement as Lenders and to observe, perform and be bound by the terms and provisions of the Intercreditor Agreement in the capacity as Lenders in accordance with Clause 20.3 (Transfers by Finance Parties) of the Intercreditor Agreement.

6.             The Telenet Additional Facility Commitment in relation to a Telenet Additional Facility F Lender (for the purpose of the definition of Telenet Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its Term Loan F Facility Commitment.

7.             Any interest due in relation to Term Loan F Facility will be payable on the last day of each Term in accordance with Clause 8 (Interest) of the Credit Agreement.

8.             The Availability Period for Term Loan F Facility shall be from the date of this Agreement up to and including the Effective Date.

9.             The Term Loan F Facility may be drawn by one Loan and no more than one Request may be made in respect of the Term Loan F Facility under the Credit Agreement.

10.           (a)           If any amount is to be applied in mandatory prepayment of the Term Loan C Facility under Clause 7.3 (Mandatory prepayment from disposal proceeds) of the Credit Agreement, then on the date of such prepayment the Company shall prepay the Term Loan F Facility in an amount equal to the amount which is required to be applied in prepayment of any participation in the Term Loan C Facility which is held by any Term Loan C Facility Lender which is an Affiliate of the Company.

(b)           If any amount is to be applied in mandatory prepayment under Clause 7.3 (Mandatory prepayment from disposal proceeds) of the Credit Agreement, the Company shall only give a notice under Clause 7.5(a)(i) of the Credit Agreement to apply any proportion of that amount towards the Term Loan F Facility where it also gives notice under that Clause to apply a proportion of that amount towards the Term Loan C Facility, so that (including taking into account any prepayment of the Term Loan F Facility required under paragraph (a) above) prepayments are made to Lenders under the Term Loan C Facility and Term Loan F Facility (other than Lenders which are Affiliates of the Company) in a manner which is pro rata to the amount of those Lenders’ participation in those Facilities.

11.           (a)           The first Term to apply to the Term Loan F Facility Loan will be a period equal to the period running from the Effective Date up to and including the last day of the Term Loan C Facility Term.

(b)           In respect of the first Term to apply to the Term Loan F Facility Loan only, EURIBOR shall mean the EURIBOR rate as determined in respect of the Term Loan C Facility Term.

12.           The Term Loan F Facility Loan will be used for general corporate purposes.

13.           The Final Maturity Date in respect of this Term Loan F Facility will be 31 July 2017.

14.           The outstanding Term Loan F Facility Loan will be repaid in full on the Final Maturity Date.

15.           The Margin in relation to the Term Loan F Facility is 3.75 per cent. per annum.

16.           The Borrower in relation to the Term Loan F Facility is the Original Borrower.

17.           (a)           For the purpose of this Clause, Approved Upsizing means any upsizing of the Term Loan F Facility (the amount by which the Term Loan F Facility is upsized at any one time being the Upsized Amount) where the Term Loan F Facility Commitments constituting the Upsized Amount are initially subscribed for by Telenet Mobile NV (or another member of the Group other than the Company) and subsequently acquired by Lenders in exchange for a notional equivalent amount of their Term Loan C Facility Commitments.

(b)           The Term Loan F Facility may be upsized by any amount, provided that:

(i)            the upsizing does not breach any term of the Credit Agreement; and

(ii)           the proposed upsizing constitutes an Approved Upsizing,

by the signing of one or more further Telenet Additional Facility Accession Agreements, that are designated on their face as “Telenet Additional Facility F Accession Agreements” and specify (along with the other terms specified therein) the Original Borrower as the sole Borrower and which specify Telenet Additional Facility Commitments denominated in euros, to be drawn in euros, with the same Final Maturity Date and Margin as specified in this Telenet Additional Facility Accession Agreement.

(c)           For the purposes of this paragraph 17, references to Telenet Additional Facility F Lenders and Term Loan F Facility Loans shall include Lenders and Loans made under any such further Telenet Additional Facility F Accession Agreement.

(d)           If the Original Borrower so requests, a Term for a Term Loan F Facility Loan will end on the same day as the current Term for any other Term Loan F Facility Loan.  On the last day of those Terms, those Term Loan F Facility Loans will be consolidated and treated as one Term Loan F Facility Loan.

18.           The Borrower confirms, on behalf of itself and each other Obligor, that the representations and warranties set out in Clause 16 (Representations and Warranties) of the Credit Agreement (except for Clauses 16.7 (Authorisations), 16.9 (No material adverse change), 16.10 (Litigation and insolvency proceedings), 16.11 (Business Plan), 16.12 (No misleading information), 16.13 (Tax Liabilities), 16.14 (Security Interests), 16.17 (Ownership of assets), and 16.19 (ERISA)) are true and correct as if made at the Effective Date with reference to the facts and circumstances then existing, and as if each reference to the Finance Documents includes a reference to this Agreement.

19.           Each of the Guarantors confirm that its obligations under Clause 15 (Guarantee and Indemnity) of the Credit Agreement and each of the Existing Security Providers confirms that the Security Interests created pursuant to the Security Documents and its obligations under the Finance Documents, shall continue unaffected and that such obligations extend to the Total

Commitments as increased by the addition of Term Loan F Facility and that such obligations shall be owed to each Finance Party including the Telenet Additional Facility F Lenders.

20.           Each Telenet Additional Facility F Lender confirms to each Finance Party that:

(a)           it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and has not relied on any information provided to it by a Finance Party in connection with any Finance Document; and

(b)           it will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Telenet Additional Facility Commitment is in force.

21.           Each Telenet Additional Facility F Lender and the Facility Agent agrees to waive the notice period in respect of drawdown requests under Clause 5.1 (Giving of Request) of the Credit Agreement in respect of this Term Loan F Facility.

22.           The Facility Office and address for notices of each Telenet Additional Facility F Lender for the purposes of Clause 33.2 (Contact details) of the Credit Agreement will be that notified by each Telenet Additional Facility F Lender to the Facility Agent.

23.           This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

24.           This Agreement may be executed in any number of counterparts, and by each party on separate counterparts.  Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.  Delivery of an executed counterpart signature page of this Agreement by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

SCHEDULE 1

TELENET ADDITIONAL FACILITY F LENDERS AND TERM LOAN F FACILITY COMMITMENTS

Telenet Additional Facility F Lender	Term Loan F Facility Commitment (€)
Telenet Mobile NV	979,237,142.35

Total	979,237,142.35

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

1.             Obligors

(a)           A copy of the articles of association of each Obligor.

(b)           A copy of a resolution of the board of directors of each Obligor approving the terms of, and the transactions contemplated by, this Agreement.

(c)           A specimen of the signature of each person authorised on behalf of an Obligor to execute or witness the execution of this Agreement or to sign or send any document or notice in connection with this Agreement.

(d)           A copy of the minutes of the shareholders’ meeting of each Obligor:

(i)            approving for the purposes of article 556 of the Belgian Companies Act, the terms of and transactions contemplated by this Agreement; and

(ii)           authorising named persons to fulfil the formalities with the Registry of the Commercial Court of the registered office of such Obligor following the decision taken in accordance with the above.

(e)           A certificate of an authorised signatory of the Original Borrower:

(i)            confirming that utilising the Total Commitments (including the Term Loan F Facility Commitments) in full would not breach any limit binding on any Obligor; and

(ii)           certifying that each copy document specified in Part 1 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(f)            Evidence required by the Finance Parties for the purpose of any applicable money laundering regulations.

2.             Legal opinions

(a)           A legal opinion of Allen & Overy LLP, English legal advisers to the Facility Agent, addressed to the Finance Parties.

(b)           A legal opinion of Allen & Overy LLP, Belgian legal advisers to the Facility Agent, addressed to the Finance Parties.

3.             Other documents

(a)           Each Fee Letter.

(b)           The deed of renunciation and restriction entered into on the same date of this Agreement between Telenet BidCo NV and Telenet Mobile NV.

(c)           The Facility Agent instruction letter entered into on the date of this Agreement between Telenet BidCo NV, Telenet Mobile NV and the Facility Agent.

(d)           The netting agreement entered into on the date of this Agreement between Telenet BidCo NV and Telenet Mobile NV.

SIGNATORIES

AGENTS

TORONTO DOMINION (TEXAS) LLC as Facility Agent

By: Authorized Signatory

KBC BANK NV as Security Agent

By: Authorized Signatory

COMPANY

TELENET BIDCO NV

By: Authorized Signatory

By: Authorized Signatory

ORIGINAL BORROWER

TELENET BIDCO NV

By: Authorized Signatory

By: Authorized Signatory

GUARANTORS

TELENET BIDCO NV

By: Authorized Signatory

By: Authorized Signatory

TELENET NV

By: Authorized Signatory

By: Authorized Signatory

EXISTING SECURITY PROVIDERS

TELENET BIDCO NV

By: Authorized Signatory

By: Authorized Signatory

TELENET NV

By: Authorized Signatory

By: Authorized Signatory

TELENET GROUP HOLDING NV

By: Authorized Signatory

By: Authorized Signatory

TELENET VLAANDEREN NV

By: Authorized Signatory

By: Authorized Signatory

TELENET COMMUNICATIONS NV

By: Authorized Signatory

By: Authorized Signatory

TELENET ADDITIONAL FACILITY F LENDERS

TELENET MOBILE NV

By: Authorized Signatory

By: Authorized Signatory